                                                                  EXHIBIT 99.8.2

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
  CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998 AND 1997 (NOTES 1 AND 2)


                                                                                    1998              1997
                                                                                 -----------       -----------
                                                                                            (PESOS)
ASSETS
CURRENT ASSETS
Cash and banks (Schedule G) ..................................................     3,636,582         5,059,195
Investments (Schedule C and D) ...............................................       424,574        11,906,291
Trade accounts receivable (Note 4.a) .........................................    63,130,284        65,736,374
Intercompany receivables (Note 5) ............................................     2,734,130         2,772,267
Other accounts receivable (Note 4.b) .........................................     3,491,567         4,010,559
Inventories (Schedule F) .....................................................       655,120         1,028,741
                                                                                 -----------       -----------

TOTAL CURRENT ASSETS .........................................................    74,072,257        90,513,427
                                                                                 -----------       -----------

Non-current assets
Trade receivables (Note 4.a) .................................................     1,954,721                --
Other accounts receivable (Note 4.b) .........................................     6,246,249           112,468
Fixed assets (Schedule A) ....................................................   251,639,202       242,800,760
Intangible assets (Schedule B) ...............................................     1,075,778         1,665,075
                                                                                 -----------       -----------

TOTAL NON-CURRENT ASSETS .....................................................   260,915,950       244,578,303
                                                                                 -----------       -----------

TOTAL ASSETS .................................................................   334,988,207       335,091,730
                                                                                 ===========       ===========

LIABILITIES
CURRENT LIABILITIES
Suppliers (Schedule G) .......................................................    15,471,900        11,029,566
Loans (Note 7 and Schedule G) ................................................    68,469,733         5,424,268
Intercompany payable (Note 5) ................................................     1,794,525         1,903,976
Salaries and social security liabilities .....................................     1,858,157         1,703,935
Taxes payable (Note 10) ......................................................     5,621,745         7,033,526
Other liabilities (Note 4.c) .................................................     3,756,206         1,903,883
Provisions (Schedule E) ......................................................     3,781,802         2,239,954
                                                                                 -----------       -----------

TOTAL CURRENT LIABILITIES ....................................................   100,754,068        31,239,108
                                                                                 -----------       -----------

NON-CURRENT LIABILITIES
Loans (Note 7 and Schedule G) ................................................    50,557,000       110,557,000
Taxes payable (Note 10) ......................................................        10,807            29,878
Other liabilities (Note 4.c) .................................................     8,339,888         7,543,019
                                                                                 -----------       -----------

TOTAL NON-CURRENT LIABILITIES ................................................    58,907,695       118,129,897
                                                                                 -----------       -----------

TOTAL LIABILITIES ............................................................   159,661,763       149,369,005
                                                                                 -----------       -----------

Minority interests in subsidiaries ...........................................    23,510,969        24,648,968
                                                                                 -----------       -----------

SHAREHOLDERS' EQUITY .........................................................   151,815,475       161,073,757
                                                                                 ===========       ===========

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................   334,988,207       335,091,730
                                                                                 ===========       ===========

       The accompanying notes and schedules are an integral part of these consolidated financial statements.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME
     For the Fiscal Years Ended December 31, 1998 and 1997 (Notes 1 and 2)


                                                                                       1998            1997
                                                                                   ------------    ------------
                                                                                              (PESOS)
Net sales (Note 4.d) ...........................................................    201,362,284     206,015,203

Cost of sales (Schedule F) .....................................................   (144,050,684)   (148,555,994)
                                                                                   ------------    ------------

         GROSS PROFIT ..........................................................     57,311,600      57,459,209
                                                                                   ------------    ------------

Marketing expenses (Schedule H) ................................................     (6,499,126)     (6,101,718)

Administrative expenses (Schedule H) ...........................................    (13,950,169)    (12,946,111)
                                                                                   ------------    ------------

         OPERATING PROFIT ......................................................     36,862,305      38,411,380
                                                                                   ------------    ------------

Other income and expenses (Note 4.f) ...........................................     (1,874,292)     (1,228,769)

Financial and holding gain/(loss) (Note 4.e)
         Generated by assets ...................................................      2,603,317       2,774,308
         Generated by liabilities ..............................................    (12,181,055)    (11,449,746)

Income tax .....................................................................    (12,113,835)    (10,853,189)

Minority interests in subsidiaries .............................................     (1,937,345)     (2,365,720)
                                                                                   ============    ============

         INCOME FOR THE YEAR ...................................................     11,359,095      15,288,264
                                                                                   ============    ============


       The accompanying notes and schedules are an integral part of these consolidated financial statements.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     For the Fiscal Years Ended December 31, 1998 and 1997 (Notes 1 and 2)


                                                                        1998           1997
                                                                    -----------    -----------
                                                                              (PESOS)
CHANGES IN FUNDS
Funds at beginning of year .........................................    16,905,486     21,146,648
Decrease in funds ..................................................   (12,844,330)    (4,241,162)
                                                                       -----------    -----------

Funds at end of year ...............................................     4,061,156     16,905,486
                                                                       ===========    ===========

APPLICATIONS OF FUNDS
Income for the year ................................................    11,359,095     15,288,264

Plus: Items not entailing the use of funds
         Decrease in inventories ...................................       373,621             --
         Fixed asset depreciation ..................................     8,731,519     11,911,773
         Deductions of fixed assets ................................     1,706,008      1,761,659
         Intangible asset amortization .............................       653,140        653,196
         Accrued vacations and bonuses .............................     1,386,073      1,301,674
         Accrued gross sales tax ...................................     1,232,307        384,369
         Accrued income tax ........................................    10,831,650     10,853,189
         Accrued net financial loss pending payment ................       250,117      3,300,035
         Accrued purchases pending payment .........................    13,890,515      9,947,590
         Intercompany accrued purchases pending payment ............        23,766             --
         Intercompany fees and expenses ............................     1,214,794        760,607
         Subsidiaries' personnel services fees .....................       147,510             --
         Technical assistance agreement ............................       330,300        350,825
         Other liabilities and fees pending payment ................        31,249          8,294
         Increase in the provision for lawsuits ....................     2,169,041      1,601,838
         Increase in allowance for defaulting debtors ..............     1,173,346      1,044,122
         Intercompany payables pending payment .....................       100,000             --
                                                                       -----------    -----------
                                                                        44,244,956     43,879,171
Less: Items not entailing the sources of funds

         Accrued administrative services pending collection ........      (357,764)            --
         Other income ..............................................          (250)            --
         Accrued sales pending collection ..........................   (62,543,591)   (58,938,836)
         Intercompany sales ........................................    (2,410,867)    (2,443,495)
                                                                       -----------    -----------

                                                                       (65,312,472)   (61,382,331)

Minority interests in subsidiaries .................................     1,937,345      2,365,720
                                                                       -----------    -----------

Funds applied to operations ........................................    (7,771,076)       150,824
                                                                       -----------    -----------

OTHER APPLICATIONS OF FUNDS
         Acquisition of fixed assets ...............................   (21,338,001)    (9,056,558)
         Increase in other accounts receivable .....................    (5,659,591)      (153,257)
         Increase in fixed assets ..................................            --       (599,766)
         Increase in intangible assets .............................        (4,296)      (255,194)
         Changes in tax credits and debts ..........................   (14,533,750)   (10,849,846)
         Decrease in intercompany liabilities ......................    (2,488,385)    (1,569,947)
         Decrease in salaries and social security liabilities ......    (1,231,851)      (869,370)
         Payment of bank and financial loans .......................    (5,216,423)    (6,160,201)
         Dividends paid ............................................   (18,172,414)   (14,450,000)
         Interest paid in advance ..................................      (105,000)            --
         Decrease in other accounts payable and other liabilities...      (529,474)      (755,621)
         Decrease in allowances ....................................      (627,193)            --
         Decrease in suppliers .....................................   (10,551,270)   (17,736,277)
                                                                       -----------    -----------

Total other applications of funds ..................................   (80,457,648)   (62,456,037)
                                                                       -----------    -----------

Total applications of funds - Carried forward ......................   (88,228,724)   (62,305,213)
                                                                       -----------    -----------

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                       1998            1997
                                                                    -----------    -----------
                                                                              (PESOS)
Total applications of funds - Brought forward ...................   (88,228,724)   (62,305,213)
                                                                    -----------    -----------

SOURCES OF FUNDS
         Decrease in intercompany receivables ...................     3,356,675        803,211
         Changes in tax credits and debts .......................            --         15,894
         Increase in loans ......................................     8,011,771      2,124,233
         Decrease in investments ................................        60,000        281,571
         Decrease in trade accounts receivable ..................    63,955,948     54,839,142
                                                                    -----------    -----------

Total sources of funds ..........................................    75,384,394     58,064,051
                                                                    -----------    -----------

DECREASE IN FUNDS ...............................................   (12,844,330)    (4,241,162)
                                                                    ===========    ===========

OPERATIONS NOT ENTAILING SOURCES NOR APPLICATIONS OF FUNDS

         Withdrawal of fixed assets .............................     5,520,304             --
         Withdrawal of the Subsidiary Company's voluntary reserve    (5,520,304)            --
                                                                    -----------    -----------

Total operations not entailing sources nor applications of funds             --             --
                                                                    -----------    -----------

       The accompanying notes and schedules are an integral part of these financial statements.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             For the Fiscal Years Ended December 31, 1998 and 1997

NOTE 1:           FINANCIAL STATEMENT PRESENTATION

                  As required by General Resolution No.290/97 of the Comision Nacional de Valores (the "CNV"), which establishes that consolidated financial statements must be submitted following the procedure outlined in Technical Resolution No. 4 of the Argentine Federation of Professional Councils of Economic Sciences, the December 31, 1998 and 1997, Balance Sheets of the Company and the Statements of Income and Cash Flows for the fiscal years then ended have been consolidated on a line-by-line basis with the financial statements of the Subsidiary Company.

                  Non-monetary items included in the financial statements at December 31, 1998 and 1997, have been restated in current Pesos up to August 31, 1995. No adjustments have been applied since such date.

                  The financial information at December 31, 1997, has been reclassified, for comparative purpose, in order to be consistent with that of the current year.

                  The December 31, 1998 financial statements of the Subsidiary Company, Camuzzi Gas del Sur S.A., which cover the same period as that of its controlled company, Sodigas Sur S.A., have been used in order to determine the equity value and carry out the consolidation.

NOTE 2:           VALUATION CRITERIA

                  The financial statements of the Subsidiary Company have been prepared based on criteria consistent with those applied for preparing the financial statements of Sodigas Sur S.A.

                  In addition, the principal valuation and disclosure criteria used for preparing the consolidated financial statements are described below:

                  a.       Local currency assets and liabilities

                           The local currency assets and liabilities have been stated at their face value at the balance sheet date, including accrued interest.

                           The implicit cost of financing contained in the monetary assets and liabilities has not been segregated as it is not deemed significant.

                  b.       Foreign currency assets and liabilities

                           Foreign currency assets and liabilities were translated at the exchange rate prevailing at the balance sheet date, including accrued interest.

                  c.       Current Investments

                           These are the following:

                           - Fixed-term deposits, which have been valued at their original amount, plus interest accrued up to the closing date.

                           - Shares, which have been valued at their market value at the balance sheet date.

                           - As of December 31, 1997, the Argentina Government Bond has been valued at cost plus interest accrued as of the end of the fiscal year.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  d.       Receivables to be recovered from users

                           Such receivables arise from agreements entered into with Provinces, Municipalities and other entities, and are to be recovered from users currently incorporated to the network and those to be incorporated in the future to the networks installed under the terms of those agreements, and are agreed upon in cubic meters of gas. Said receivables have been valued at the average tariff of the distributed gas.

                  e.       Inventories

                           These have been valued at their replacement cost at the end of the year; the values thereof do not exceed their recoverable value.

                  f.       Fixed assets

                           The fixed assets transferred by Gas del Estado at the beginning of operations of Camuzzi Gas del Sur S.A. on December 28, 1992, have been valued in an overall manner, according to the Contract for the Transfer of the Company's shares of Gas del Estado. This value has been restated in current Pesos at August 31, 1995.

                           The aforementioned value was recalculated for each individual fixed asset, based on the inventory and valuation carried out during the fiscal year ended December 31, 1993 by independent consultants.

                           Additions carried out after such date and up to August 31, 1995, were valued at their acquisition cost, restated in current Pesos at such date. As from September 1, 1995, additions have been valued at their acquisition cost in current Pesos of the corresponding period.

                           Up to August 31, 1995, additions of gas distribution networks made free of charge were recorded at their replacement cost at the time of the transfer under the item "Other Income".

                           According to resolutions of the CNV adopted in the meetings held on July 28 and August 16, 1995, the gas distribution networks transferred after September 30, 1995, by users free of charge or partially funded by third parties, shall be recorded at the lower of their construction cost or the cost fixed for transfer, or the cost of their value to the business.

                           In the case that the value of the asset added exceeds the value of the consideration assumed by the Licensee, or if such consideration does not exist (free of charge), a cross-entry shall be recorded in an adjustment account, which is shown deducted from the Fixed Assets, whose depreciation criteria is equivalent to that of the asset added.

                           The obligation to partially or totally compensate third parties is recorded as a liability of the Company.

                           The values thus determined are disclosed net of the corresponding accumulated depreciation, calculated using the straight-line method, based on the estimated useful lives of the assets.

                           Having concluded the five-year mandatory investment plan and other investments made in order to adapt the safety and reliability of the system to international standards, the Subsidiary Company has conducted a review of the useful lives based upon the inventory as of December 31, 1997. To such effects, independent technical experts were hired in order to evaluate the condition of the assets used in the provision of gas distribution services. The impact of the extension of the useful life upon the net profit for the 1998 fiscal year amounts to approximately Ps. 2.1 million.

                           The Subsidiary Company defers the net costs derived from the financing with third party capitals of construction works which extends in time until they are in start-up conditions. The amount capitalized in fixed assets was Ps. 468,085 during the fiscal year ended December 31, 1998.

                           The value of the Fixed Assets, taken as a whole, does not exceed their recoverable value.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  g.       Intangible assets

                           This caption includes the acquisition of software and expenses in relation to the programs for the issuance of the Notes by Sodigas Sur S.A. and its Subsidiary Company, to be amortized over a five-year period.

                           Intangible assets added up to August 31, 1995 are recorded at their acquisition cost restated in current Pesos at such date, while additions carried out after September 1, 1995 are disclosed at their acquisition cost in current Pesos of the corresponding period, in both cases net of their corresponding cumulative amortization, calculated according to the straight-line method.

                  h.       Shareholders' equity

                           The Capital Stock has been stated at its nominal value. The Capital Stock Adjustment represents the difference between the nominal value of the capital stock and its value adjusted, based on the fluctuation in the general wholesale price index up to August 31, 1995.

                           Changes in net worth prior to August 31, 1995 are restated as of that date, while subsequent changes are stated in the currency value of the corresponding period.

                  i.       Profit/(loss) accounts

                           Profit/(loss) for the year is disclosed at historical values, except for the charges for assets consumed (fixed asset depreciation and intangible asset amortization), which were determined according to the values of such assets.

                  j.       Accounting recognition of income

                           The income stemming from gas distribution activities is recognized when the service is rendered and charged to the "Unbilled gas consumption" account.

                  k.       Statement of Cash Flows

                           The Consolidated Statement of Cash Flows is presented using the Indirect Method of Alternative D of Technical Resolution No. 9 of the Argentine Federation of Professional Councils of Economic Sciences, considering Cash and Banks and Short-Term Investments as funds.

                  l.       Accounting estimates

                           The preparation of these financial statements as of a specified date requires that the Subsidiary Company's management performs estimates and assessments that affect the amount of the recorded assets and liabilities and the contingent assets and liabilities disclosed as of the date of these financial statements, as well as the income and expenses recorded during the fiscal year. The Subsidiary Company's management makes estimates so as to calculate, among other things, the income tax charge, the unbilled gas consumptions, the discounts to be made to users and the provisions for contingencies, as of a certain date. The actual future results may differ from the estimates and assessments made as of the date of the financial statements.

NOTE 3:           CORPORATE CONTROL

                  Sodigas Sur S.A. owns 90% of the shares of Camuzzi Gas del Sur S.A.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4:           BREAKDOWN OF ITEMS

                  Consolidated general balance sheet

                  a.       Trade accounts receivable


                                                            As of December 31,
                                                       --------------------------
                                                          1998            1997
                                                       -----------    -----------
                                                                (Pesos)
Current

Trade debtors ......................................    13,443,865     11,536,173

Subsidies receivable ...............................    47,895,944     49,879,982

Unbilled gas consumption ...........................     7,761,292      9,139,801
                                                       -----------    -----------

SUBTOTAL ...........................................    69,101,101     70,555,956

Less:  Allowance for defaulting debtors (Schedule E)    (5,970,817)    (4,819,582)
                                                       -----------    -----------

TOTAL ..............................................    63,130,284     65,736,374
                                                       ===========    ===========

Non-current

Subsidies receivable ...............................     1,954,721             --
                                                       -----------    -----------

Total ..............................................     1,954,721             --
                                                       -----------    -----------

TOTAL TRADE ACCOUNT RECEIVABLES ....................    65,085,005     65,736,374
                                                       ===========    ===========

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  b.       Other accounts receivable


                                                                         As of December 31,
                                                                       ---------------------
                                                                          1998        1997
                                                                       ---------   ---------
                                                                              (Pesos)
CURRENT

Receivables to be recovered from users (Note 2.d) ..................          --     159,288

Miscellaneous advances .............................................       4,966      40,622

Prepaid expenses and interest (Schedule G) .........................     164,758      53,492

Tax credits ........................................................   3,168,967   3,143,438

Guarantee deposits .................................................      63,690      68,990

Receivables to be recovered for additional transportation charges...          --     233,311

Receivables to be recovered as per Section 41 Law 24.076
  (Note 10.c.2) ....................................................      24,191       4,140

Miscellaneous ......................................................      64,995     307,278
                                                                       ---------   ---------

TOTAL ..............................................................   3,491,567   4,010,559
                                                                       ---------   ---------

NON-CURRENT

Receivables to be recovered as per Section 41 Law 24.076
  (Note 10.c.2) ....................................................     903,598     109,903

Judicial deposits ..................................................   5,296,417          --

Prepaid expenses ...................................................      30,845          --

Miscellaneous ......................................................      15,389       2,565
                                                                       ---------   ---------

TOTAL ..............................................................   6,246,249     112,468
                                                                       ---------   ---------

TOTAL OTHER ACCOUNTS RECEIVABLE ....................................   9,737,816   4,123,027
                                                                       =========   =========

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  c.       Other liabilities


                                                                        As of December 31,
                                                               ------------------------------------
                                                                  1998                      1997
                                                               ----------                ----------
                                                                             (Pesos)
CURRENT

Gas-in-kind payables .......................................    2,080,856                 1,069,617

Consumer reconnection deposits .............................      161,689                   162,252

Reimbursements to be passed through on account of additional
transportation charges .....................................      653,678                   310,295

Other accounts payable .....................................      859,983                   361,719
                                                               ----------                ----------

TOTAL ......................................................    3,756,206                 1,903,883
                                                               ----------                ----------

NON-CURRENT

Gas-in-kind payables .......................................    8,338,888                 7,542,019

Other accounts payable .....................................        1,000                     1,000
                                                               ----------                ----------

TOTAL ......................................................    8,339,888                 7,543,019
                                                               ----------                ----------

TOTAL OTHER LIABILITIES ....................................   12,096,094                 9,446,902
                                                               ==========                ==========



                  Statement of income

                  d.       Net sales


                                                              For the fiscal years ended December 31,
                                                              ---------------------------------------
                                                                  1998                       1997
                                                              ------------               ------------
                                                                               (Pesos)
Gas sales ..............................................       203,196,225                207,598,746

Sales of other items ...................................         1,825,996                  1,208,012

Direct taxes on sales ..................................        (3,659,937)                (2,791,555)
                                                              ============               ============

TOTAL ..................................................       201,362,284                206,015,203
                                                              ============               ============

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  e.       Financial and holding gain/(loss)


                                         For the fiscal years ended December 31,
                                         ---------------------------------------
                                            1998                        1997
                                         -----------                 -----------
                                                         (Pesos)
GENERATED BY ASSETS

Interest .............................     2,418,054                  2,653,644

Income from investments ..............       157,119                     48,633

Exchange differences .................        24,761                     66,632

Miscellaneous ........................         3,383                      5,399
                                         -----------                -----------

TOTAL ................................     2,603,317                  2,744,308
                                         -----------                -----------

GENERATED BY LIABILITIES

Financial and banking interest .......   (10,970,077)               (11,444,901)

Interest on tax debts ................    (1,198,889)                        --

Exchange differences .................        (1,508)                    (4,845)

Miscellaneous ........................       (10,581)                        --
                                         -----------                -----------

TOTAL ................................   (12,181,055)               (11,449,746)
                                         -----------                -----------

Financial and holding gain/(loss), net    (9,577,738)                (8,705,438)
                                         ===========                ===========

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  f.       Other income and expenses, net


                                                        For the fiscal years ended December 31,
                                                        ---------------------------------------
                                                           1998                         1997
                                                        ----------                   ----------
                                                                        (Pesos)
OTHER INCOME

Fees for collections on account of third parties ....          156                          377

Leases ..............................................      715,122                      645,852

Miscellaneous .......................................      998,815                      114,395
                                                        ----------                   ----------

TOTAL ...............................................    1,714,093                      760,624
                                                        ----------                   ----------

OTHER EXPENSES

Provisions for lawsuits (Schedule E) ................   (1,886,609)                  (1,601,838)

Miscellaneous expenses (Schedule H) .................   (1,701,776)                    (387,555)
                                                        ----------                   ----------

TOTAL ...............................................   (3,588,385)                  (1,989,393)
                                                        ----------                   ----------

TOTAL OTHER INCOME AND EXPENSES (LOSS)/INCOME, NET...   (1,874,292)                  (1,228,769)
                                                        ==========                   ==========


NOTE 5:           INTERCOMPANY BALANCES AND OPERATIONS

                                                                   As of December 31,
                                                        ---------------------------------------
                                                           1998                         1997
                                                        ----------                   ----------
RECEIVABLES                                                             (Pesos)

Energia del Sur S.A..................................    2,704,977                     2,772,267
Edersa S.A...........................................       29,153                            --
                                                         ---------                     ---------

                                                         2,734,130                     2,772,267
                                                         =========                     =========

LIABILITIES

Sodigas Pampeana S.A.................................      147,510                            --
Camuzzi Gas Pampeana S.A.............................      732,219                     1,318,660
Camuzzi Argentina S.A................................      864,796                       585,316
Sempra Energy International S.L......................       25,000                            --
Consolidated Natural Gas Cayman Three Limited........       25,000                            --
                                                         ---------                     ---------

                                                         1,794,525                     1,903,976
                                                         =========                     =========

                                                        For the fiscal years ended December 31,
                                                        ---------------------------------------
                                                           1998                         1997
                                                        ----------                   ----------
INCOME/(LOSS) ACCOUNTS                                                  (Pesos)

CAMUZZI GAS PAMPEANA S.A.
Gas sale and transportation .........................           --                        8,549
Propane gas purchases ...............................     (204,325)                  (1,033,325)
Administrative and personnel services................   (3,304,509)                  (3,099,313)

SODIGAS PAMPEANA S.A.
Personnel services ..................................     (147,510)                          --

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CAMUZZI ARGENTINA S.A.
Technical assistance and professional fees...........    (2,777,147)                  (3,244,066)
Fees paid on account of work inspection services.....       (58,380)                          --
Maintenance service of computer systems..............      (414,390)                    (413,088)
Administrative expenses recovery.....................         3,560                           --
Expenses reimbursement...............................       (50,000)                          --

LOMA NEGRA C.I.A.S.A.
Gas sales(1).........................................       315,123                    1,118,924

ENERGIA DEL SUR S.A.
Gas sales............................................     9,828,542                   10,036,098

EDERSA S.A.
Gas sales............................................       306,016                      332,195
Purchase of electricity..............................       (34,996)                     (40,649)
General expenses.....................................        (7,500)                          --

SEMPRA ENERGY INTERNATIONAL S.L.
Expenses reimbursement...............................        25,000                           --

CONSOLIDATED NATURAL GAS CAYMAN THREE LIMITED
Expenses reimbursement...............................        25,000                           --

OTHER OPERATIONS

CAMUZZI ARGENTINA S.A.
Capitalized fees paid on account of work inspection
  services...........................................       410,164                      141,320
Purchase of software.................................        59,547                       76,121

CAMUZZI GAS PAMPEANA S.A.
Miscellaneous........................................       127,222                           --


(1)      On March 26, 1998, Loma Negra C.I.A.S.A. sold its interest in Sodigas
         Sur S.A.

         Explanatory notes:

         The Subsidiary Company, together with Camuzzi Gas Pampeana S.A. has a dispute with Camuzzi Argentina S.A., as regards the ownership of the invoicing and collection system (AG system) and others. As of the date hereof, the parties are negotiating in order to resolve the dispute. The parties have agreed that if they cannot solve the dispute, the same shall be submitted to arbitration by an independent expert.

         In the opinion of the Subsidiary Company and its legal counsel, an adverse decision in relation to the aforementioned dispute is considered not probable.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6:           MANDATORY INVESTMENTS OF THE SUBSIDIARY COMPANY

                  Chapter IV of the License states that the Subsidiary Company, Camuzzi Gas del Sur S.A., must undertake a five-year plan from 1993 to 1997, which includes investments in network pipelines, services, protection against rust and corrosion, communications equipment and SCADA (centralized telemeasurement and control equipment system).

                  The amounts of the investments, as set by the License for each year, are as follows:

                                                     YEAR                        U.S.$
                                                 -------------                ----------
                                                     1993                      2,704,000
                                                     1994                      2,704,000
                                                     1995                      2,150,000
                                                     1996                      1,925,000
                                                     1997                      1,925,000
                                                                              ----------

                                                    Total                     11,408,000
                                                                              ==========



                  Furthermore, the Licensee has fulfilled in due time and manner the mandatory investments for 1993, 1994, 1995 and 1996, and was notified of such fulfillment by ENARGAS following an operating audit of such investments. Mandatory investments for the year 1997 are under examination by the ENARGAS.

NOTE 7:           ISSUANCE OF NOTES BY THE SUBSIDIARY COMPANY

                  On December 11, 1996, together with Camuzzi Gas Pampeana S.A., Camuzzi Gas del Sur S.A. issued Notes not convertible into shares under a Medium-Term-Note Program which was approved by Certificate No. 136 of the CNV dated December 6, 1996.

                  Such issue was approved by the Board of Directors of the Licensee on November 12, 1996; the main purpose of this issue was to provide Camuzzi Gas del Sur S.A. with an important flow of funds in order to (i) refinance Series B Notes for an amount of U.S.$90,000,000 co-issued between Camuzzi Gas Pampeana S.A. and Camuzzi Gas del Sur S.A. under a short- and medium-term note program created by the shareholders at the Shareholders' Meeting dated October 25, 1993; (ii) develop its investment plans; (iii) pay up working capital and (iv) refinance other liabilities.

                  The conditions for the issuance are as follows:

                  o Aggregate principal amount: U.S.$130,000,000
                  o Percentage corresponding to Camuzzi Gas del Sur S.A.: 38.89%
                  o Interest rate: 9 1/4%, payable semiannually in arrears.
                  o Price: 99.80%
                  o Maturity of principal: December 15, 2001.

                  The aforementioned program was created under a joint issuance with Camuzzi Gas Pampeana S.A., and the two companies will be jointly and severally liable for the payment of interest and principal.

                  On May 9, 1997, the issued Notes were registered before the United States Securities and Exchange Commission (SEC).

                  The main restrictions under the offering circular for the issuance of Notes are the following:

                  (a) Limitations on Liens: Neither of the Issuers shall, nor shall either of the Issuers permit any of their respective Subsidiaries to, incur, assume or suffer the existence of, any Lien upon its property, assets or revenues, whether now owned or hereinafter acquired, securing any indebtedness of any other person, unless the Notes are equally and ratably secured by such liens, except for:

                           (i)      Liens existing on the Issue Date of the
                                    Notes:

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           (ii) Liens for taxes or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Issuer or such Subsidiary Company, as the case may be, in conformity with Argentine professional accounting standards;

                           (iii) Liens on all or part of any property, assets (including, without limitation, equity interests) or revenues to secure indebtedness incurred solely for purposes of financing the acquisition, construction or installation thereof incurred concurrently with or within 120 days after the completion of such acquisition, construction or installation, or liens on any property, assets (including, without limitation, equity interests) or revenues existing on the date of the acquisition thereof;

                           (iv) Liens arising in the ordinary course of business which do not secure indebtedness and which (A) are not in effect for a period of more than 60 days, (B) are being contested in good faith by appropriate proceedings, which have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien, or (C) secure an obligation of less than U.S.$1,000,000;

                           (v) Any attachment or judgment lien, unless (A) within 60 days after the entry thereof, its discharge has not been filed or execution thereof stayed pending appeal, (B) shall not have been discharged within 60 days after the expiration of any such stay or (C) is for an amount less than U.S.$1,000,000;

                           (vi) Liens created or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

                           (vii) Any liens imposed by operation of mandatory provisions of applicable law that do not materially affect the shareholders' equity Issuer's ability to perform its respective obligations under the Notes or Indenture;

                           (viii) Liens other than those described in the foregoing clauses (i) through (vii) upon the property, assets or revenues of either or both of the Issuers or any of their respective Subsidiaries securing indebtedness in an aggregate principal amount not in excess of U.S.$10,000,000 (or its equivalent in other currencies) at any time outstanding; and

                           (ix) Any extension, renewal or replacement, in whole or in part, of any lien described in the foregoing clauses (i) through (viii), provided that (A) such extension, renewal or replacement does not extend to any property other than that originally subject to the liens being extended, renewed or replaced and (B) the principal amount of the indebtedness secured by such lien is not increased.

         (b)      Maintenance of the Net Worth to Consolidated Indebtedness
                  Ratio: Neither of the Issuers shall permit the ratio of its Net Worth to its Consolidated Indebtedness to be less than 1 to 1.

         (c) Restrictions on Sale and Lease-Back Agreement: Neither of the Issuers shall, nor shall either of the Issuers permit any Subsidiary Company to, enter into any Sale and Lease-Back Agreement with respect to any property unless (i) such agreement involves a lease for a term of no more than three years by the end of which it is intended that the use of such property by the lessee shall be discontinued, (ii) such agreement is between the Issuers, or between either or both of the Issuers and a Subsidiary Company, or between Subsidiaries,
                  (iii) the Issuers or any Subsidiary Company would not be entitled to incur indebtedness secured by a mortgage on the property involved in such agreement at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Agreement, without equally and ratably securing the Notes, (iv) the proceeds of such agreement are at least equal to the fair market value thereof (as determined in good faith by the Board of Directors of each of the Issuers) and the Issuers apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Agreement within 180 days of such sale to either (or a combination of) (A) the amortization (other than any mandatory amortization, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of either or both of the Issuers or a Subsidiary Company (other than debt that is subordinated to the Notes or debt to either or both of the Issuers or a Subsidiary Company) that matures more than 12 months after the creation of such debt or (B) the purchase, construction or development of other comparable property, or (v) such agreement is entered into within 120 days after the initial acquisition by such Issuer or the Subsidiary Company, as the case may be, of the property subject to such agreement.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         (d) Merger, Consolidation or Sale of Assets: Neither of the Issuers will merge into or consolidate with any person or sell, lease, transfer or otherwise convey or dispose of all or substantially all of its assets, whether by one transaction or a series of transactions, to any person, (a) unless, in the case of any such merger or consolidation, (i) such Issuer is the successor person and (ii) any Noteholder who elects to be guaranteed or repaid upon such merger or consolidation pursuant to Argentine law is so guaranteed or repaid by either of the Issuers, or (b) unless, in the case of any such other transaction, (i) immediately after giving effect to such transaction or series of transactions, no Event of Default or event which, after the giving of notice or the lapse of time or both, would constitute an Event of Default, will have occurred and be continuing, (ii) the successor person is a corporation that will expressly assume the obligations of such Issuer under the Notes and the Indenture, and (iii) such Issuer shall have delivered to the Trustee an officer's certificate and an opinion of counsel stating that such merger, consolidation, sale, lease, transfer or other conveyance or disposition complies with the Notes and that all conditions precedent therein relating to such transaction have been met. Upon the occurrence of any such merger, consolidation, sale, lease, transfer or other conveyance or disposition of all or substantially all of such Issuer's assets, the successor person will succeed to and become substituted for the Issuer or both Issuers, as the case may be, and may exercise every right and power of such Issuer with the same effect as if it had been named in the Notes and the Indenture and, thereafter, such Issuer will be released from its liability as obligor on the Debt Securities and under the Indenture.

NOTE 8:           RESTRICTIONS ON THE SUBSIDIARY COMPANY'S ASSETS

                  (a) Assets essential for the rendering of service

                  Pursuant to the provisions of the terms and conditions for the privatization of the natural gas distribution service, Camuzzi Gas del Sur S.A. must obtain ENARGAS' prior consent, without which the License may be revoked, to sell, assign, encumber or dispose of assets which are essential for the rendering of service.

                  (b) Restriction on funds

                  As set forth in Note 10.c.1 and 10.c.2 as of December 31 1998, Ps. 4,509,391 regarding the attachment levied by the Direccion General de Rentas de la Provincia de Rio Negro (the General Revenue Board of the Province of Rio Negro) Ps. 787,025 corresponding mainly to the attachments levied by several municipalities in connection with the lawsuits related to municipal taxes on use of the easements (Note 10.b.).

NOTE 9:           RECORDABLE ASSETS

                  As regards the real estate transferred under the Transfer Contract, the Subsidiary Company has effected the corresponding deeds with the Argentine General Notary Public, and only isolated and irrelevant cases are pending.

                  Additionally, the Subsidiary Company completed the transfer of all the vehicles.

NOTE 10:          LEGAL AND TAX MATTERS

                  a.       Income tax

                  On January 30, 1998 and May 28, 1998, the Subsidiary Company amended the tax returns, paying the difference generated by the deduction of the tax on assets and amending the depreciation of fixed assets received free of charge as a consequence of the new tax determination of the amounts corresponding to networks added by the Company as of June 1995, by application of the ENARGAS's Resolutions governing the transfer of networks funded, in whole or in part, by third parties.

                  On June 22, 1998, the Argentine Tax Authority ("AFIP") gave notice of the adjustments proposed by the inspections which amount to Ps. 1,282,185 for the deduction of the tax on assets applicable in 1993 and 1994, and to Ps. 11,759,623 corresponding to computation differences originated in the treatment as non-assessable income granted by the Subsidiary Company to the networks received free of charge during 1993, 1994 and 1995, which was answered on July 14, 1998.

                  Furthermore, on August 23, 1998, a copy of the amended tax returns requested by the Division Determinacion de Oficio of the AFIP was attached to the answer.

                  Said amendments were not considered by the AFIP at the time of serving the notice.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  On January 15, 1999, an order from the Division Determinacion de Oficio (Official Assessment Division) was received, requesting the Division Fiscalizadora Externa II (External Control Division II) to attach within a 30-business day term, a technical report as regards the different aspects included in the Subsidiary Company's answer. As of the date hereof, the Subsidiary Company is preparing the answer to the requirement made by the Division Fiscalizadora Externa II.

                  In the opinion of the Subsidiary Company and its legal counsel, the filing of the amended tax returns applying the criteria of the ENARGAS for tax purposes, and the inclusion of the adjusted amounts in the Installment Payment System (Regimen de Facilidades de Pago) would settle the matter, since the interests of the Tax Authority would be satisfied, and therefore any attempt by it to re-open the case would not be successful.

                  b.       Municipal taxes

                  Municipalities usually include a tax on the use of the easements in their tax rules. Such rules are in conflict with federal regulations.

                  The distribution license grants the Company the right to use the subsoil free of charge and establishes that, if the municipalities levy any tax which is later ratified by a court, the Company is authorized to pass through such cost increase to the consumers.

                  Point 6.1 of the License reads as follows: "while the licensee is in charge of the service, the licensee shall have the right to use free of charge any street, avenue, square, bridge, road and any other public place, including the subjacent and air spaces, necessary for the installation of facilities for the licensed service, including communication lines and interconnections with third parties".

                  "However, if any definitive sentence by a court admits the validity of the provincial or municipal rules which levy a tax on the use of subjacent rights upon the Company, the licensee Company may pass through such additional cost to consumers residing within the jurisdiction in which such tax is applicable, and the Regulatory Entity shall act in accordance with the procedures described in point 9.6.2, without any right of claim against the Company or Gas del Estado".

                  Currently, the following are the most relevant disputes in relation to taxes on rights to subjacent space (subsoil):

                  Municipality of Viedma, Province of Rio Negro: This municipality brought an action against the Licensee for the payment of the tax on subsoil rights totalling Ps. 246,400, not including penalties and other expenses. The decision of the Court of Appeals confirmed the judgement of first instance for which an appeal for nullification was filed; this remedy was rejected by the Supreme Court of the Province of Rio Negro. An extraordinary remedy was further filed and denied as well; the Subsidiary Company finally filed an appeal before the Argentine Supreme Court of Justice requesting that the appeal dismissed by the trial court be sustained, which motion is currently pending resolution. The National Supreme Court requested the main file from Viedma, thus admitting it is dealing with the appeal for nullification. The judicial deposits made during the year 1996 for an aggregate amount of Ps. 263,362, are maintained plus Ps. 62,720 in respect of interest and legal costs. The Subsidiary Company has set up a provision for the aggregate amount claimed.

                  In addition, the Municipality has brought an action against Camuzzi Gas del Sur S.A. for Ps. 148,148 in respect of principal corresponding to the payment of the tax on subsoil rights due for the year 1995.

                  The Subsidiary Company has contested the proceeding. The Municipality has answered the plea. Judgment was pronounced against the Subsidiary Company which has therefore filed an appeal; the appeal was sustained and the Subsidiary Company submitted the briefs of the case. The Court of Appeals confirmed the first instance judgment and the Subsidiary Company filed an appeal for nullification. The Supreme Court of Justice of the Province sustained such appeal only as far as it relates to a motion based on the jurisdiction of the court.

                  In connection with the other prejudices caused by the judgement of the Court, Camuzzi Gas del Sur S.A. filed an extraordinary motion with the Federal courts against such decision.

                  The Licensee set up a provision of Ps. 95,545, which is included under the item "Provisions".

                  Municipality of Neuquen: The amount claimed totals Ps. 66,524, not including penalties and other expenses. The Municipality appealed the decision of the Court of Appeals, on the grounds of lack of jurisdiction of the provincial court

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  to hear the case. The lack of jurisdiction was declared valid and the Supreme Court dismissed the Camuzzi Gas del Sur S.A.'s claim of lack of jurisdiction and ordered that the case be sent to the Court of Appeal for judgment. The Court of Appeals rejected the motion filed by the Subsidiary Company and a motion for lack of jurisdiction was filed with the Supreme Court of Justice of the Province, and was rejected. The plaintiff filed a table describing the debt service, including payment of principal, interest and court fees, for an amount of Ps. 150,746. The plaintiff's counsel continues taking the steps to judicially collect the debt.

                  The Subsidiary Company is analyzing the possibility of filing an independent action requesting the unconstitutionality of the rules under which the occupation of public spaces by gas installations is taxed, and also an injunction until the matter under consideration, is settled.

                  In addition, the Municipality made a new claim for the period April 1996 - May 1997 for an amount of Ps. 97,421, without including interest and penalties. The claim was answered by means of a letter document whereby the Subsidiary Company was required to abandon the claim for payment under the warning of having the subsidies suspended. As of December 31, 1998, Ps. 99,774 have been deposited with the court. The Municipality decided to suspend any further proceeding until the Supreme Court of Justice of the Province decides the case of the Licensee Company against said Municipality in connection with taxes imposed on the occupancy of public places. The Subsidiary Company has set up a provision for the aggregate amount claimed, and included it in the "Provisions" caption.

                  Municipality of Comodoro Rivadavia: The Municipality has claimed against Camuzzi Gas del Sur S.A. the payment of taxes on rights to public space which amount to a principal amount of Ps. 56,032. The claim is currently pending with the Administrative Court upon discharge filed by the Subsidiary Company.

                  Municipality of Zapala: the amount claimed totals a principal amount of Ps. 816,073 corresponding to the periods between 1993, 1994, 1995 and January to November 1996. The Subsidiary Company has filed a motion for reconsidering such claim.

                  Municipality of Villa Regina: the amount claimed totals the principal amount Ps. 1,939,343, not including penalties and other expenses; the Subsidiary Company has filed the relevant administrative answer.

                  Municipality of Cutral-Co: the Municipality filed a claim for the payment of Ps. 133,992, in respect of taxes on rights to public space as from January 1993 through October 1996, net of interest and legal costs. Camuzzi Gas del Sur S.A. contested the proceeding. The judgment entered by the first instance court rejected the motions and the Company appealed such judgment and submitted the briefs of the case. The judgment entered by the Court of Appeals confirmed the previous judgment, and, consequently, an extraordinary motion has been filed. The Subsidiary Company set up a provision of Ps. 71,296, which is included in the "Provisions" caption.

                  Municipality of Piedra del Aguila: the amount claimed totals Ps. 1,900. The Subsidiary Company filed a motion for reconsidering such claim.

                  In the opinion of the Subsidiary Company, except for the lawsuits with the Municipalities of Viedma, Cutral Co and Neuquen, for which provisions were set up, an adverse decision in relation to the aforementioned claims is considered not probable.

                  c.       Gross sales tax

                  c.1 Camuzzi Gas del Sur S.A. has received several claims from some provincial tax authorities regarding the taxability of income deriving from subsidies, in connection with Gross Income Tax. As of December 31, 1998, the maximum estimated principal amount of gross income tax, would total approximately Ps. 10.4 million, assuming that all the provinces involved decide to make a claim.

                           In the opinion of the Subsidiary Company and its legal counsels, there are no grounds for this claim as the subsidy is not subject to provincial taxes since it was granted by the National Government.

                           The following claims have been received up to the date hereof in connection with this item:

                           Province of Chubut: The Subsidiary Company filed a motion with the General Revenue Board of the Province of Chubut to review the case, answering a notice which questioned the gross sales tax returns for the years

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           from 1993, 1994, 1995 through March, 1996, claiming differences in favor of the State amounting to Ps. 1,775,289, without including interest or penalties.

                           In addition, the Subsidiary Company requested the annulment of the service of a claim, for differences in the determination of the gross sales tax returns amounting to Ps. 28,892, for the period January-March 1993. As of the date hereof, the amount claimed was deposited with the Court.

                           The Subsidiary Company is currently preparing the initial brief in order to file it with the courts.

                           Province of Tierra del Fuego: The Subsidiary Company was served a notice by the Provincial General Revenue Board rejecting the remedy for reconsideration filed, and requesting the payment of Ps. 962,748, in respect of principal, of which approximately Ps. 596,000 correspond to Gross Income tax on subsidies for the period from 1993 to June 1996. Furthermore, the Ministry of Economy and Public Works and Services rejected the appeal against the Resolution issued by the General Revenue Board, so the Subsidiary Company can file a claim in this connection in the future. On December 5, 1997, the Subsidiary Company filed a motion before the governor of the Province of Tierra del Fuego, which was rejected. The Subsidiary Company filed a claim as regards the Gross Income Tax on subsidies, for the period from January 1993 to June 1996 for the amount of Ps. 897,608, of which Ps. 595,919 correspond to the tax amount and Ps. 301,689, to interest thereon, in order to file such claim the amounts claimed were paid, with the aim to obtain the reimbursement thereof.

                           Province of Santa Cruz: The final inspection report has been submitted assessing Ps. 1,209,457 for gross income tax on subsidies, not including interest and penalties.

                           On September 25, 1998, an appeal to reconsider the judgement was filed to oppose Regulation No. 860/98 whereby the settlement carried out by the inspection was approved.

                           Province of Neuquen: The General Revenue Board of the Province of Neuquen filed a record to settle accounts claiming differences in favor of the government for Ps. 1,078,484, not including interests and penalties. The Subsidiary Company has duly filed the applicable answer.

                           Province of Rio Negro: Camuzzi Gas del Sur filed an answer to a notice for the beginning of summary proceeding made by the General Revenue Board of the Province of Rio Negro, questioning the gross sales tax returns for the years 1993 to 1995 through August 1996, claiming differences in favor of the Tax Authority amounting to Ps. 2,691,781, of which approximately Ps. 1,091,000 correspond to the claim related to the tax on income deriving from subsidies, not including interest or penalties.

                           As regards the period from January 1993 to February 1996, a tax collection proceeding was filed against the Subsidiary Company for Ps. 3,250,539 for the principal outstanding, which includes the tax owed due to a difference in the tax basis described in item c.2. The licensee answered the complaint mentioning the State as a third party to the proceeding, but this was rejected by the court of first instance. The Subsidiary Company filed an appeal with the same court requesting the revocation of such resolution. The judge of first instance issued a judgment favorable to the Revenue Board and levied an attachment of up to Ps. 4,509,392, in relation to the claim for gross income tax on subsidies and the difference in the tax base described in item c.2. as well as interest and court fees. In return the Subsidiary filed an appeal with the Court of Appeals, which appeal was rejected. In return, the Subsidiary Company filed an appeal for nullification before the Supreme Court of the Province. The Province has withdrawn from the attachment the amount in respect of principal, in spite of the express opposition by the Subsidiary Company. Subsequently, the Court denied the appeal for nullification and so the Licensee filed an appeal for the rejection of the nullification before the Supreme Court of the Province of Rio Negro.

                           Thereafter, on November 12, 1998, the General Revenue Board of the Province of Rio Negro notified the Subsidiary Company as regards Resolution No. 093/98, establishing a fine of Ps. 2,060,205, as a penalty for the non-payment of the Gross Income Tax on subsidies and the method for calculating the tax basis. The Subsidiary Company filed on appeal for reconsideration which was rejected on February 16, 1999. On March 4, 1999, the Subsidiary Company filed an administrative appeal against such resolution.

                           On November 17, 1998, the General Revenue Board of the Province of Rio Negro notified the Subsidiary Company of Resolution No. 090/98, claiming an amount of Ps. 890, 997 in respect of Income Tax on subsidies

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           for the period from September 1996 to December 1997 and for the tax basis for the period from September 1996 to December 1996, plus a fine of Ps. 1,251,580, for the non-payment of such items; thereafter, the Company filed a reconsideration.

                           For the periods March 1996 to June 1996 and July 1996 to August 1996, the Subsidiary Company also filed reconsiderations against the resolutions of the General Revenue Board of the Province of Rio Negro. On January 6, 1999, the Subsidiary Company was notified of resolution 1355/98, rejecting the reconsideration filed against Resolution No. 007/98, setting forth an amount due of Ps. 313,916, in respect of basis on the Gross Income Tax on subsidies and calculation of the tax basis of the period from March to June 1996, of which approximately Ps. 116,000 correspond to the claim for Gross Income Tax on subsidies. Furthermore, the Subsidiary Company was notified of Resolution No. 1356/98, of the same tenor of the previous one, for Ps. 317,660, for the period from July to August 1996, of which approximately Ps. 152,000 correspond to the claim for Gross Income Tax on subsidies; the Subsidiary Company filed administrative appeals.

                  c.2 Camuzzi Gas del Sur S.A. received several tax assessments issued by the tax authorities of the Province of Buenos Aires and the Province of Rio Negro related to differences in the determination of the tax base of Gross Income Tax. Such difference arises mainly from the fact that the tax authorities claim that the tax basis on which the tax rate is applied for computing gross sales taxes on gas sales includes all revenue obtained whereas the Subsidiary Company's position, since the beginning of operations, has been that the tax base is the difference between the gas selling and purchasing prices.

                           Below, there is a description of the situation with each of the provinces involved:

                           Province of Buenos Aires: The Province of Buenos Aires Revenue Board (the "DPRPBA") made assessments questioning the Company's Gross Sales Tax returns, and claiming Ps. 27,027 and Ps. 16,003 for the periods from December 1992 through February 1995, and from March 1995 to June 1996, respectively, not including fines and accessory charges.

                           On November 25, 1996, the General Revenue Board issued a Final Opinion stating that, in its opinion, Camuzzi Gas del Sur S.A. must pay gross sales tax on its total sales and not on the distribution margin. On December 13, 1996, the General Revenue Board further explained some points of the opinion indicating that, according to such body's interpretation, the change on the tax criterion had derived from the fact that as from the takeover of the natural gas distribution service by the Licensees, the regulations set forth under the Fiscal Code (Section 136, Subsection (e) and Section 141, Subsection (a)) are not valid, since the Government, upon withdrawing from the business, no longer regulates the official selling prices.

                           Even though the Subsidiary Company's legal counsel considered that the Company's defense was based on solid grounds, the Final Opinion issued by the General Revenue Board significantly changed the situation in that it explicitly clarifies the tax criterion approved by the Province of Buenos Aires and the change in the tax burden of the Licensee. Therefore, because the Company is not legally required to participate in a long judicial proceeding, the results of which cannot be assured in spite of its sound defense, on December 19, 1996, the Company availed itself of the debt consolidation system pursuant to the provisions of the Provincial Law No. 11,808. (Official Gazette July 10, 1996).

                           Thus, as is evident from the above-mentioned conditions, the Opinion of the General Revenue Board modified the tax system through the implementation of a new criterion which altered the Licensees tax burden generating a cost fluctuation due to a "tax change", which was considered as a non-recurring tariff adjustment by point 9.6.2. of the Distribution License and by Law No. 24,076.

                           Through Resolution No. 544 dated November 17, 1997 and pursuant to the regulatory framework of the activity, the ENARGAS authorized the pass-through to the tariffs of the effects caused by the legal changes in the payment of the tax in accordance with the methodology defined by that Regulatory Authority in its note No. 108 dated January 12, 1998; the decision on the pass-through to the tariffs, which is immaterial, related to the effect on the sales to subdistributors and CNG stations is still pending.

                           Therefore, and as mentioned before, because a "change in tax rules" generates a right for the Company to pass this change on to the tariffs as envisaged in paragraph 9.6.2. of the Distribution License and in Law No. 24,076, Camuzzi Gas del Sur S.A. accounted for the amounts recognized as tax payable, together with the

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           payments made for the tax base of all income from gas sales, with a balancing entry in the form of a receivable to be collected from the users in future billings.

                           At December 31, 1998, the receivable to be recovered (which includes the amounts accrued during the first semester of 1998) amounts to Ps. 108,201, of which, Ps. 24,191 were recorded under "Other Current Accounts Receivable" and Ps. 84,010 under "Other Non-Current Accounts Receivable".

                           Province of Rio Negro: Provincial Law No. 3069, promulgated by Decree No. 2198/96 dated December 30, 1996, amended the Tax Code by abrogating item (d) of section 12 of Law No. 1301; according to the interpretation of the Subsidiary Company and its legal counsels, the tax base of the tax was formed by the difference between the purchasing and selling prices. Consequently, on April 14, 1998, the Subsidiary Company paid Ps. 682,364 in respect of the tax difference derived from the change in the tax base for the January 1997 - February 1998 period.

                           Therefore, and as a "change in the tax rules" generates a right for the Subsidiary Company to pass this change on to the tariffs as envisaged in paragraph 9.6.2. of the Distribution License and in Law No. 24,076, Camuzzi Gas del Sur S.A. accounted for the amounts recognized as a tax increase for the period from January 1997 to February 1998, as well as the tax increase accrued thereafter, considering the tax base of all income from gas sales, with a balancing entry in the form of a receivable to be collected from the users in future billings.

                           As of December 31, 1998, the receivables to be recovered amount to Ps. 819,588, and has been recorded under "Other Non-current Accounts Receivable".

                           Furthermore, as mentioned in item c.1., the provincial tax authority claimed Ps. 2,691,781, including the Gross Revenue Tax on Subsidies, and differences in the tax basis. The amount claimed for differences in the tax basis totals approximately Ps. 1,601,000 and corresponds to the period from January 1993 through August 1996, which is prior to the amendment of the Tax Code.

                           As mentioned in item c.1., the amounts related to this claim are subject to an attachment levied by the Provincial Revenue Board.

                           As regards the periods from March 1996 to June 1996 and July 1996 to August 1996, the amounts of the claims as regards Gross Income Tax on tax basis are approximately Ps. 198,000 and Ps. 165,000, respectively, and the comments included in item c.1 for these periods are applicable hereto.

                           The same comments included in item c.1 are applicable for the period from September 1996 to December 1997, the amount of the claim as regards the tax basis being estimated at Ps. 241,000 only for the period from September 1996 to December 1996 (see first and second paragraphs of this note).

                           In order to pass through this higher cost and according to the legitimate right of the Subsidiary Company, measures are being taken before the Regulatory Authority to apply the relevant tariff adjustment.

                           In the opinion of the Subsidiary Company and its legal counsels, an adverse decision in relation to the passing-through of such higher costs due to Gross Revenue Tax is considered not probable. .

                  c.3 The Subsidiary Company accepted the claim of the Province of Tierra del Fuego as regards differences in the determination of the tax basis corresponding to the tax on sales to industrial users ("0" rate), entailing the payment of the Ps. 864,213, as regards tax plus Ps. 233,543 in respect of interest, totalling Ps. 1,097,756.

                           The Subsidiary Company set up a provision of Ps. 1,087,472 which includes all principal and interest accrued as of December 31, 1998.

                  d.       Stamp tax

                           Regards stamp tax the situation is as follows:

                  d.1 Province of Rio Negro: The Subsidiary Company filed a motion, within such jurisdiction, asking for a preliminary injunction with the Federal Judge in response to the assessment of stamp tax under a Decree of the Executive Power, whose amount has yet to be determined.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  d.2 Province of Tierra del Fuego: The Subsidiary Company filed an answer to the Previous Notice made by the Revenue Board of the Province of Tierra del Fuego, Antartida and South Atlantic Islands, claiming the assessment of stamp tax under a Decree of the Executive Power, amounting to Ps. 140,000, not including interest or penalties.

                  d.3      Province of Neuquen:

                           d.3.1 The Revenue Board of the Province of Neuquen submitted a liquidation of the Stamp Tax on the gas purchase agreements entered into together with Camuzzi Gas Pampeana S.A., for an amount of Ps. 1,656,205. Subsequently, the Revenue Board of the Province of Neuquen notified an amended amount of the computation performed by the supervisors for the amount of Ps. 10,400,134. The notice was answered and the resolution was interrupted on account of the moratorium decrees. Subsequently, notes were filed with the Argentine Ministry of Economy requesting an opinion from the Minister. The province issued a Special Decree No. 3534 for the regulated companies to avail themselves of the moratorium; the time to do so expired on November 6, 1998, and was renewed until January 11, 1999.

                                    As of December 31, 1998, the Subsidiary
                                    Company recorded an allowance of Ps. 597,548 in this respect.

                                    On January 7, 1999, the ENARGAS submitted a report to the Argentine Ministry of Economy, expressing that "the taxes claimed by Neuquen, shall unfailingly lead to in a tariff increase, with a serious damage for the users". The expiration occurred on January 11, 1999 has not been renewed. The Licensee Company is waiting for an opinion from the Ministry of Economy as regards this issue.

                           d.3.2 Additionally, the Revenue Board has made an assessment for a total amount of Ps. 1,827,518 of stamp tax on the transfer of assets affected to the service. This claim was filed jointly against Gas del Estado and the Subsidiary Company. Camuzzi Gas del Sur S.A. has filed the applicable answer.

                           d.3.3 Finally, the Province of Neuquen's Revenue Board has served notice to the Subsidiary Company claiming a principal amount of approximately Ps. 0.7 million. This amount corresponds to the stamp tax derived from the transport agreements entered into with Transportadora de Gas del Sur S.A., before take over when Gas del Estado S.E. was the only shareholder of the Company. The Company notified its position to Gas del Estado S.E.

                                    Camuzzi Gas del Sur S.A. believes that these agreements were not subject to provincial stamp tax due to the fact that the parties who entered into said agreements were Argentine state-owned companies, owing to the fact that the State is exempted from such tax. Even though such agreements were subject to stamp tax, the Company considers that Gas del Estado S.E. would be the party liable for the payment of this tax, in accordance with the provisions of the Transfer Agreement.

                                    In the opinion of the Subsidiary Company and its legal counsels, except for what is mentioned in item d.3.1, an unfavorable resolution with respect to such claims is not considered probable.

                  e.       Safety and health tax

                           The Municipality of Rio Colorado claimed the payment of Ps. 132,225 as Safety and Health Tax, not including interest and court fees. The Subsidiary Company answered the claim from the Municipality. Subsequently, a judgment was entered into admitting the claim of the Municipality. Finally, on December 22, 1998, an Agreement was entered into with the Municipality for an amount of Ps. 75,515, which was paid fully in December 1998.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  f.       Regulatory aspects

                           On March 24, 1998, the ENARGAS, through resolution 588/98, requested Camuzzi Gas del Sur S.A. to reimburse approximately Ps. 4.5 million to the users as regards "non-compliance with the gas quality set forth by the License and Resolution 113/94, in the terms of Chapter X of the License", for the period from January 1996 to March 1997. The term and the proceedings used by the Regulatory Authority for the determination of the amount were objected by the Subsidiary Company with the Secretariat of Energy.

                           Furthermore, on January 7, 1999, the Secretariat of Energy issued a preliminary technical judgement, whereby it construes that the requirements of the ENARGAS are to be applied for the period from September 1996 to March 1997. In accordance with the foregoing, the Subsidiary Company made a provision of approximately Ps. 0.9 million, calculated in accordance with the methodology set forth in such preliminary judgement.

                           As of the date hereof, the issue of the definitive judgment by such entity is pending.

                           In the opinion of the Subsidiary Company and its legal counsel the allowance made is sufficient to cover such claim.

                  g.       Others

                           g.1 On August 8, 1998, the Ministry of Economy and Public Works and Services filed a claim for Ps. 656,485 for differences in the collection of overdue bills; Camuzzi Gas del Sur S.A. was in charge of managing their collection for the account of Gas del Estado S.E., pursuant to Schedule XXI of the Share Transfer Agreement.

                                    The Subsidiary Company duly set up an
                                    allowance to meet the claim for Ps. 175,000, which is considered sufficient.

NOTE 11:          SUBSIDIARY'S ESSENTIAL ASSETS INVENTORY

                  In compliance with ENARGAS' Resolution No. 60, the Subsidiary Company made an inventory of the assets essential for the service as of December 31, 1997. Such inventory was certified by an independent expert specialized in that field on October 26, 1998.

                  As a result of said work, differences were detected between the accounting inventory and the physical one, which reduce the assets previously recorded in an amount of approximately Ps. 5.5 million.

                  Due to the fact that the Subsidiary Company carries a voluntary reserve consisting of earnings from gas distribution networks financed by third parties and transferred free of charge, the Subsidiary Company adjusted the aforementioned differences against the voluntary reserve.

NOTE 12:          CONSTRUCTION FUNDED BY THIRD PARTIES

                  Constructions funded by third parties, incorporated into the Subsidiary Company's network during the fiscal years ended December 31, 1998 and 1997, were the following:

                                                                              FOR THE FISCAL YEARS ENDED DECEMBER 31,
                                                                              ---------------------------------------
                                                                                   1998                    1997
                                                                             ----------------       ----------------
                                                                                             (Pesos)
                          o  For valuable consideration                            3,324,866              2,272,827



                  On February 8, 1996, ENARGAS issued Resolution No. 269/96, which sets forth that regarding constructions fully or partially funded by third party users, such users should receive a discount based on the difference between the value of the construction and the amount actually discounted for, if any.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  By means of ENARGAS' Resolution No. 389, dated October 23, 1996, the Regulatory Authority established the amounts to be recognized to the users mentioned above, according to the business value determined by such entity.

                  In compliance with this resolution, as regards networks transferred without monetary consideration, during the 1996 fiscal year, the Subsidiary Company recorded a liability in an amount estimated as the payment price in cubic meters of gas, which was debited from a reserve set up in previous fiscal years for this purpose. In the case of those projects in which the payments made by the Licensee differed from those set forth by the Regulatory Authority, the liability corresponding to such difference was accounted for. Both liabilities were valued at current tariffs.

                  Furthermore, on February 3, 1997, by means of Resolution 422 the Regulatory Authority set the charges that the Gas Distribution Companies shall have to recognize to third party users financing network extension works; such amount results from the business value set forth by ENARGAS. This Resolution was only applicable to the works transferred to the Licensee Companies during the year 1996.

                  As regards works to be financed by future customers, which may be commenced and transferred to the network of the licensees during the 1997 fiscal year, the Regulatory Authority issued Rule No. 587, dated March 16, 1998, whereby it established the consideration to be given to the users in accordance with the methodological guidelines included therein.

                  As of the date hereof, the Subsidiary Company is taking the necessary steps to implement the reimbursement of the cubic meters duly suggested by the ENARGAS.

                  Subsequently, the ENARGAS, through Order No. 4,688 dated December 30, 1997, modified the criterion previously established by its Resolutions No. 389/96 and 422/96 and Order No. 1877/96, in connection with the obligation of the Distribution Service Licensees to grant provisions to third party users who totally or partially paid undertakings related to new networks or extensions thereof.

                  This amendment consists, basically, in the replacement of the obligation of such users to file the documentation evidencing their contribution, as called for by the above-mentioned resolutions, by the execution of an affidavit in relation thereof.

                  The above-mentioned order of ENARGAS has been appealed by the Subsidiary Company on the grounds that it affects its legitimate rights. However, the Subsidiary Company made an analysis to determine the amount to be discounted in compliance with such order. As a result of such work, it was established that in the event that the existing users and the potential users to be included in the assets transferred to the Subsidiary Company without monetary compensation are entitled to the discounts set forth in the ENARGAS' resolutions, the increase in the liabilities would amount to a maximum of Ps. 7.6 million.

                  In addition, it should be noted that such liability may be substantially lesser due to the fact that as of the date of the financial statements the number of users entitled to such discount cannot be determined, and so the liability shall be acknowledge to the extent that the amount to be paid to users is agreed with them.

                  Considering that the Subsidiary Company accountably keeps a voluntary reserve which includes the new undertakings financed by third party users and transferred free of charge, such adjustment, if applicable, will be accounted as a withdrawal from such reserve, in which case, the final balance thereof would amount approximately to Ps. 13.5 million.

                  As regards the networks transferred for a valuable consideration, the liability shall also be acknowledged to the extent that the amount to be paid to users is agreed with them.

NOTE 13:          FIVE-YEAR TARIFF REVIEW

                  On June 30, 1997, the Ente Nacional Regulador del Gas issued Resolution No. 468 whereby it approved the five-year tariff review and established new values for the K and X factors corresponding to each tariff sub-area; such values will be applicable during the 1998-2002 five-year period.

                  Within the existing tariff scheme, the incorporation of these two factors (Factor K of Investment and X of Efficiency) has been contemplated; such factors will be added and subtracted respectively from the distribution margin and, therefore, will affect the final tariff for the next five-year period.

                  SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  During 1997, the Subsidiary Company submitted investment projects for the determination of the K factor, which, once reviewed by the ENARGAS, were approved at the end of October 1997 for the Buenos Aires Sur, Tierra del Fuego, and Santa Cruz subareas. Likewise, and due to the particularities of the area, it has been decided the creation of the Cordilleran subarea with a K factor related to support works in the respective pipeline.

                  ENARGAS defined an efficiency factor (X) of 4.6 % for Camuzzi Gas del Sur S.A. as from January 1, 1998, which considers the improvements to be achieved in that respect in the next five-year period, thus maintaining the fair and reasonable profitability set forth by the Gas Law.

NOTE 14:          INFORMATION SYSTEMS ADAPTATION PROCESS (UNAUDITED)

                  The Subsidiary Company began a process to update its information systems and related technologies, which has been given priority by the Board of Directors. The methodology of work adopted allocates to different engagement teams the finding of a solution for the administrative, invoicing, human resources, hardware and software systems.

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                            CONSOLIDATED FIXED ASSETS
              FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                      SCHEDULE A

======================================================================================





                         VALUE AS OF
                          BEGINNING                                       VALUE AS OF
                           OF YEAR   ADDITIONS   TRANSFERS   WRITE-OFFS   END OF YEAR
  PRINCIPAL ACCOUNT        (PESOS)    (PESOS)     (PESOS)     (PESOS)       (PESOS)
--------------------------------------------------------------------------------------
Land....................   1,543,481     11,693          --      (3,234)    1,551,940
Condominiums............      89,511     10,373          --     (16,331)       83,553
Buildings...............  11,029,849         --          --          --    11,029,849
Facilities..............   8,240,680     14,120          --          --     8,254,800
Gas pipelines...........  69,570,098         --  11,803,282          --    81,373,380
Main and secondary
  pipelines.............  30,427,238         --          --          --    30,427,238
Distribution networks... 128,581,772  3,792,951   1,636,336  (6,151,913)  127,859,146
Machinery and
  equipment.............   1,772,381    228,431          --          --     2,000,812
Pressure reduction
  stations..............   5,311,991         --   3,883,904          --     9,195,895
Processing equipment....   6,065,295         --     292,564          --     6,357,859
Vehicles................   3,011,370    606,708          --      (3,375)    3,614,703
Furniture and office
  equipment.............     739,382     69,767          --          --       809,149
Gas meters..............  18,036,953     42,497   1,364,660    (147,891)   19,296,219
Gas cylinders...........     347,535         --      63,618          --       411,153
Works in progress.......   5,986,769 16,432,983 (18,513,353)         --     3,906,399
Computer equipment......     806,513     78,360          --      (2,063)      882,810
Communications
  equipment.............   2,961,970      8,974   1,306,946          --     4,277,890
Material at warehouses..   2,493,987  3,070,806  (1,419,136) (1,539,299)    2,606,358
Advances to suppliers...     551,269    428,610    (418,821)    (33,445)      527,613
--------------------------------------------------------------------------------------
Total as of December
31, 1998................ 297,568,044 24,796,273          --  (7,897,551)  314,466,766
--------------------------------------------------------------------------------------
Total as of December
31, 1997................ 288,321,380 11,137,446          --  (1,890,782)  297,568,044
======================================================================================



=========================================================================================================================

                                                DEPRECIATION
                         ----------------------------------------------------------------------
                                                      CURRENT YEAR                                    NET CARRYING VALUE
                                                                                                     AS OF DECEMBER 31,
                         ACCUMULATED  --------------------------------------------               ------------------------
                            AS OF                                                   ACCUMULATED
                          BEGINNING                                         WRITE-   AS OF END
                           OF YEAR       RATE(1)   AMOUNT(2)   TRANSFERS     OFFS     OF YEAR        1998         1997
  PRINCIPAL ACCOUNT        (PESOS)         %        (PESOS)     (PESOS)    (PESOS)    (PESOS)      (PESOS)      (PESOS)
-------------------------------------------------------------------------------------------------------------------------
Land....................          --          --          --          --        --           --    1,551,940    1,543,481
Condominiums............      16,147        2.00       7,590      17,370    (1,849)      39,258       44,295       73,364
Buildings...............   1,431,019        2.00     303,802      19,998        --    1,754,819    9,275,030    9,598,830
Facilities..............   1,067,402        3.33     287,563       4,728        --    1,359,693    6,895,107    7,173,278
Gas pipelines...........  16,094,920        2.50   1,336,483   2,591,821        --   20,023,224   61,350,156   53,475,178
Main and secondary
  pipelines.............   5,620,195        2.50     831,071  (1,318,579)       --    5,132,687   25,294,551   24,807,043
Distribution networks...  19,981,486        2.50   3,520,162  (2,047,623) (631,609)  20,822,416  107,036,730  108,600,286
Machinery and
  equipment.............     529,827        4.00      67,292     (40,509)       --      556,610    1,444,202    1,242,554
Pressure reduction
  stations..............     926,377        2.86     134,784      13,145        --    1,074,306    8,121,589    4,385,614
Processing equipment....   1,287,645        3.33     325,671      80,888        --    1,694,204    4,663,655    4,777,650
Vehicles................   1,395,576       20.00     509,301     620,046        --    2,524,923    1,089,780    1,615,794
Furniture and office
  equipment.............     176,874        6.66      56,864      (2,781)       --      230,957      578,192      562,508
Gas meters..............   4,844,661        4.00     896,489    (286,705)       --    5,418,726   13,877,493   13,192,292
Gas cylinders...........      78,269        3.33      17,609       3,075   (35,719)      98,953      312,200      269,266
Works in progress.......       5,406          --          --      (5,406)       --           --    3,906,399    5,981,363
Computer equipment......     609,221       33.33      76,748      60,945        --      744,852      137,958      197,292
Communications
  equipment.............     702,259  3.33/20.00     360,090     289,587    (2,062)   1,351,936    2,925,954    2,259,711
Material at warehouses..          --          --          --          --        --           --    2,606,358    2,493,987
Advances to suppliers...          --          --          --          --        --           --      527,613      551,269
-------------------------------------------------------------------------------------------------------------------------
Total as of December
31, 1998................  54,767,284          --   8,731,519          --  (671,239)  62,827,564  251,639,202           --
-------------------------------------------------------------------------------------------------------------------------
Total as of December
31, 1997................  42,984,634          --  11,911,773          --  (129,123)  54,767,284           --  242,800,760
=========================================================================================================================

----------
Notes:
(1)      Rate applied to additions for the year.
(2) The accounting allocation of depreciation charges for the year is described in Schedule H.

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                         CONSOLIDATED INTANGIBLE ASSETS
              FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                      SCHEDULE B

================================================================================






                                       VALUE AS OF                   VALUE AS OF
                                   BEGINNING OF  YEAR   INCREASES    END OF YEAR
        PRINCIPAL ACCOUNT                (PESOS)         (PESOS)       (PESOS)
--------------------------------------------------------------------------------
Organization and pre-operating
   expenses and expenses relating
   to the issuance of Notes......        3,086,673          1,355     3,088,028

Software.........................          176,202         62,488       238,690
                                  ----------------------------------------------

Total as of December 31, 1998....        3,262,875         63,843     3,326,718
                                  ==============================================
Total as of December 31, 1997....        2,931,560        331,315     3,262,875
================================================================================


=================================================================================================================
                                                       AMORTIZATION
                                  -----------------------------------------------------------
                                                                                              NET CARRYING VALUE
                                                           CURRENT YEAR                       AS OF DECEMBER 31,
                                                       -------------------                   --------------------
                                      ACCUMULATED
                                         AS OF                                 ACCUMULATED
                                       BEGINNING                                  AS OF
                                        OF YEAR         RATE     AMOUNT(1)     END OF YEAR     1998       1997
        PRINCIPAL ACCOUNT               (PESOS)          %        (PESOS)        (PESOS)     (PESOS)    (PESOS)
-----------------------------------------------------------------------------------------------------------------
Organization and pre-operating
   expenses and expenses relating
   to the issuance of Notes......      1,557,957         20       617,899       2,175,856    912,172   1,528,716

Software.........................         39,843         20        35,241          75,084    163,606     136,359
                                  -------------------------------------------------------------------------------

Total as of December 31, 1998....      1,597,800         --       653,140       2,250,940  1,075,778          --
                                  ===============================================================================
Total as of December 31, 1997....        944,604         --       653,196       1,597,800         --   1,665,075
=================================================================================================================

----------
Note:
(1) The accounting allocation of amortization charges for the year is described in Schedule H.

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                General Balance as of December 31, 1998 and 1997
                            CONSOLIDATED INVESTMENTS


                                                                      SCHEDULE C

=====================================================================================================================
                                                                                  VALUE RECORDED AS OF DECEMBER 31,
                                                                                -------------------------------------
                                                 NUMBER                             1998                      1997
           ISSUER AND SECURITIES                  F.V.        MARKET VALUE         (PESOS)                   (PESOS)
---------------------------------------------------------------------------------------------------------------------
CURRENT INVESTMENTS

  Shares
     INDUPA S.A.I.C.........................     14,710          0.6500                9,562                   17,652

  Argentina Government Bond (Schedule G)....         --              --                   --                  117,314
                                                                                ------------              -----------

TOTAL CURRENT INVESTMENTS...................                                           9,562                  134,966
                                                                                ------------              -----------

TOTAL INVESTMENTS...........................                                           9,562                  134,966
=====================================================================================================================

                     SODIGAS SUR AND ITS SUBSIDIARY COMPANY
                         OTHER CONSOLIDATED INVESTMENTS
                GENERAL BALANCE AS OF DECEMBER 31, 1998 AND 1997


                                                                      SCHEDULE D

=================================================================================================
                                                              VALUE RECORDED AS OF DECEMBER 31,
                                                             ------------------------------------
                                                              1998                       1997
PRINCIPAL ACCOUNT AND CHARACTERISTICS                        (PESOS)                    (PESOS)
-------------------------------------------------------------------------------------------------
CURRENT INVESTMENTS

Fixed-term deposits in local currency .......               415,012                      899,752
Fixed-term deposits in foreign
  currency(Schedule G).......................                    --                   10,871,573
                                                            -------                   ----------
Total........................................               415,012                   11,771,325
==================================================================================================

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                             CONSOLIDATED ALLOWANCES
              FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                      SCHEDULE E

===================================================================================================================================
                                                                                                       BALANCES AS OF DECEMBER 31,
                                                                                                      -----------------------------
                                                 BALANCES AS OF
                                                BEGINNING OF YEAR       ADDITIONS      DECREASES         1998                1997
                      ITEM                           (PESOS)             (PESOS)        (PESOS)        (PESOS)             (PESOS)
-----------------------------------------------------------------------------------------------------------------------------------
DEDUCTED FROM ASSETS

    Allowance for bad debtors.................     4,819,582  (1)       1,151,235                      5,970,817          4,819,582

DEDUCTED FROM LIABILITIES

    Provisions for lawsuits...................     2,239,954  (2)       2,169,041       627,193        3,781,802          2,239,954
-----------------------------------------------------------------------------------------------------------------------------------
Total.........................................     7,059,536            3,320,276       627,193        9,752,619          7,059,536
===================================================================================================================================

----------
Notes:
(1)      Amount charged to Marketing Expenses (Schedule H).
(2)      Pesos 1,886,609 are charged to Other Expenses (Note 4.f).

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                           CONSOLIDATED COST OF SALES
              For the Fiscal Years Ended December 31, 1998 and 1997

                                                                      SCHEDULE F

=================================================================================================
                                                           FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                               1998                      1997
                                                              (PESOS)                  (PESOS)
                                                           --------------------------------------
Inventories as of beginning of year................          1,028,741                   428,975

Plus:
         Gas purchases.............................         98,808,203               100,466,674
         Acquisition of transportation capacity             20,435,568                22,358,705
         Expenses (per breakdown in Schedule H)....         24,433,292                26,330,381

Less:
         Inventories as of end of year.............            655,120                 1,028,741
                                                           -----------               -----------
Cost of sales......................................        144,050,684               148,555,994
=================================================================================================

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
                General Balance as of December 31, 1998 and 1997
                     FOREIGN CURRENCY ASSETS AND LIABILITIES

                                                                      SCHEDULE G

====================================================================================================================================

                                                 TYPE AND AMOUNT                     AMOUNT IN ARGENTINE CURRENCY AS OF DECEMBER 31,
                                              OF FOREIGN CURRENCY       CURRENT      -----------------------------------------------
                                                      U.S.$         EXCHANGE RATE        1998                              1997
                                              --------------------------------------------------------------------------------------
                                                                                        (PESOS)                           (PESOS)
CURRENT ASSETS
         Cash and banks..................             200,810           1.0000            200,810                           229,353
         Investments.....................                  --               --                 --                         3,272,564
         Other receivables...............             105,000           1.0000            105,000                                --
                                                  -----------           ------       ------------                      ------------

TOTAL CURRENT ASSETS.....................             305,810                             305,810                         3,501,917
                                                  -----------           ------       ------------                      ------------

TOTAL ASSETS.............................             305,810               --            305,810                         3,501,917
                                                  ===========           ======       ============                      ============

CURRENT LIABILITIES
         Suppliers.......................             527,785           1.0000            527,785                         1,077,156
         Bank loans......................           8,261,888           1.0000          8,261,888                         2,171,423
         Notes...........................          60,000,000           1.0000         60,000,000                                --
         Notes - Interest payable........             207,845           1.0000            207,845                         3,252,845
         Other...........................                  --               --                 --                                --
                                                  -----------           ------       ------------                      ------------

TOTAL CURRENT LIABILITIES................          68,997,518               --         68,997,518                         6,501,424
                                                  -----------           ------       ------------                      ------------

NON-CURRENT LIABILITIES
         Loans
         Notes...........................          50,557,000           1.0000         50,557,000                       110,557,000
                                                  -----------           ------       ------------                      ------------

TOTAL NON-CURRENT LIABILITIES............          50,557,000               --         50,557,000                       110,557,000
                                                  -----------           ------       ------------                      ------------

TOTAL LIABILITIES........................         119,554,518               --        119,554,518                       117,058,424
===================================================================================================================================

                   SODIGAS SUR S.A. AND ITS SUBSIDIARY COMPANY
    CONSOLIDATED INFORMATION REQUIRED UNDER ART. 64, CLAUSE (b) OF LAW 19,550
              For the Fiscal Years Ended December 31, 1998 and 1997

                                                                      SCHEDULE H

============================================================================================================
                                                         TOTAL AS OF
                                                       DECEMBER 31, 1998      COSTS OF        COST OF SALES
                   ITEMS                                   (PESOS)           SERVICES(1)         (PESOS)
------------------------------------------------------------------------------------------------------------
Fees for services..............................           3,854,515                 --          2,777,147
Salaries and wages.............................          12,857,027            152,550          5,335,880
Contributions..................................           3,566,656                 --          1,497,996
Transportation expenses........................             799,973                 --            335,989
Taxes and assessments..........................           2,354,513                 --            407,057
Depreciation of fixed assets...................           8,731,519                 --          7,942,882
Amortization of intangible assets..............             653,140                 --                 --
Hired services.................................           4,193,046                 --          2,294,229
Postage, communications and data processing....           1,278,182                 --            414,672
Liquid processing..............................           1,222,537                 --          1,222,537
Bad debtors....................................           1,173,346                 --                 --
Advertising....................................             175,356                 --                 --
Miscellaneous..................................           4,175,327                 --          2,204,903
                                                         ----------            -------         ----------
TOTAL AS OF DECEMBER 31, 1998..................          45,035,137            152,550         24,433,292
                                                         ----------            -------         ----------
TOTAL AS OF DECEMBER 31, 1997..................                  --            114,194         26,330,381
============================================================================================================


==============================================================================================================
                                                       ADMINISTRATIVE         MARKETING         TOTAL AS OF
                                                          EXPENSES            EXPENSES       DECEMBER 31, 1997
                   ITEMS                                   (PESOS)             (PESOS)            (PESOS)
--------------------------------------------------------------------------------------------------------------
Fees for services..............................           1,077,368                 --           4,911,838
Salaries and wages.............................           4,827,701          2,540,896          12,569,133
Contributions..................................           1,355,329            713,331           3,305,848
Transportation expenses........................             303,990            159,994             629,276
Taxes and assessments..........................           1,743,928            203,528           1,777,395
Depreciation of fixed assets...................             525,758            262,879          11,911,773
Amortization of intangible assets..............             653,140                 --             653,196
Hired services.................................           1,404,698            494,119           3,727,385
Postage, communications and data processing....             656,174            207,336           1,089,984
Liquid processing..............................                  --                 --             240,722
Bad debtors....................................                  --          1,173,346           1,044,122
Advertising....................................                  --            175,356             117,395
Miscellaneous..................................           1,402,083            568,341           3,514,337
                                                         ----------          ---------          ----------
TOTAL AS OF DECEMBER 31, 1998..................          13,950,169          6,499,126                  --
                                                         ----------          ---------          ----------
TOTAL AS OF DECEMBER 31, 1997..................          12,946,111          6,101,718          45,492,404
==============================================================================================================

----------
Note:
(1)      Amount charged to "Miscellaneous" under the caption "Other income"
         (Note 4.f.)

SODIGAS SUR S.A.

                             US GAAP RECONCILIATION

                                                                        ANNEX I


                                                                                   As of
                                                                             December 31, 1998
                                                                                     $
                                                               ---------------------------------------------
RECONCILIATION OF SHAREHOLDERS' EQUITY:
Total shareholders' equity under Argentine GAAP                                         151,815,475
U.S. GAAP ADJUSTMENTS:
Initial carrying value of assets                                                       (18,508,860)
Contribution of gas networks                                                           (35,990,741)
Capitalization of interest                                                                2,647,901
Depreciation expense                                                                      7,703,795
Intangible assets amortization                                                            (120,612)
Gross sales tax settlement                                                                (928,689)
Regulatory issues                                                                         (124,167)
Deferred income taxes                                                                       602,398
Technical assistance fee                                                                  3,385,846
Minority interest                                                                         4,147,808
Deferred expenses                                                                          (41,127)

                                                               =============================================
Total Shareholders' Equity under U.S. GAAP                                              114,589,027
                                                               =============================================

SODIGAS SUR S.A.

                             US GAAP RECONCILIATION

                                                                ANNEX I (CONT.)


                                                                             Year ended
                                                                         December 31, 1998
                                                                                 $
                                                               -----------------------------------------
RECONCILIATION OF NET INCOME:
Net income under Argentine GAAP                                                      11,359,095
U.S. GAAP ADJUSTMENTS:
Depreciation expense                                                                  1,535,777
Intangible assets amortization                                                          172,153
Gross sales tax settlement                                                            (814,646)
Regulatory issues                                                                       561,664
Deferred income taxes                                                                 2,067,756
Technical assistance fee                                                              (107,407)
Minority interest                                                                     (349,629)
Deferred expenses                                                                      (41,127)
                                                               -----------------------------------------
Net  income under U.S. GAAP                                                          14,383,636
                                                               =========================================